Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 23, 2013

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION EARNINGS TOTAL $886,000 FOR THIRD

QUARTER 2013, UP 18% OVER SAME PERIOD IN 2012

BILOXI, MS (October 23, 2013)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income of $886,000 for the third quarter of 2013, an increase of 18% over the same period a year ago, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Earnings year to date in 2013 were impacted in the second quarter by a large loan loss provision mostly related to a single, out of area residential development loan. For the first nine months of 2013, the Company recorded a net income of $345,000 compared to net income of $1,816,000 for the same period in 2012.

Earnings per weighted average common share for the third quarter of 2013 were $.18 compared to earnings of $.14 per weighted average common share in the third quarter of 2012. Earnings per share figures are based on weighted average common shares outstanding of 5,123,316 and 5,136,918, respectively, for the three-month periods ended September 30, 2013 and September 30, 2012.

“Our bank’s core operating earnings remain consistently profitable, although not at the levels we would wish,” said Swetman. “Our senior management team continues to focus on cleaning up our balance sheet to prepare us for more robust growth when our local economy gains more momentum,” he added.

Nonaccrual loans decreased 15% during third quarter 2013 compared to the same quarter last year. The loan loss allowance at the end of the most current quarter now totals $11,696,000, 65% higher than in the same period last year, representing 2.95% of total loans as of September 30, 2013. Loan volume at the end of third quarter 2013 totaled $396 million, down 9% from the same period a year ago.

Founded in 1896, with $797 million in assets as of September 30, 2013, The Peoples Bank operates 17 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net interest income	$5,431	$5,622	$16,230	$16,908
Provision for loan losses	542	541	4,619	2,371
Non-interest income	2,306	2,303	6,838	7,320
Non-interest expense	6,414	6,585	19,040	20,138
Income taxes	(105)	50	(936)	(97)
Net income	886	750	345	1,816
Earnings per share	.18	.14	.07	.35

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Allowance for loan losses, beginning	$12,150	$6,743	$8,857	$8,135
Recoveries	310	33	458	103
Charge-offs	(1,306)	(229)	(2,238)	(3,521)
Provision for loan losses	542	541	4,619	2,371

Allowance for loan losses, ending	$11,696	$7,088	$11,696	$7,088

ASSET QUALITY

	September 30,
	2013	2012
Allowance for loan losses as a percentage of loans	2.95%	1.62%
Loans past due 90 days and still accruing	$303	$167
Nonaccrual loans	45,595	53,918

PERFORMANCE RATIOS (annualized)

	September 30,
	2013	2012
Return on average assets	.06%	.30%
Return on average equity	.43%	2.19%
Net interest margin	3.03%	3.07%
Efficiency ratio	103%	92%
Primary capital	14.04%	14.49%

BALANCE SHEET SUMMARY

	September 30,
	2013	2012
Total assets	$796,523	$813,434
Loans	396,422	435,336
Securities	313,202	302,922
Other real estate (ORE)	9,426	7,369
Total deposits	462,964	498,016
Total federal funds purchased	147,630	140,076
Shareholders’ equity	102,132	111,169
Book value per share	19.94	21.64
Weighted average shares	5,030,811	5,136,918